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                                                                    EXHIBIT 5.1

                               September 25, 2001

E-Stamp Corporation
2051 Stierlin Court
Mountain View, California  94043

      Re: REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about September 25, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 7,000,000 shares of your Common Stock reserved for issuance under your 1999 Stock Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Common Stock under the Plan.

          It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto.

                                            Very truly yours,

                                            /s/ Wilson Sonini Goodrich & Rosati

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation